Exhibit 10.2
OPENDOOR LABS INC.
410 N Scottsdale Rd Ste 1000
Tempe, AZ, 85288
VIA EMAIL
August 26, 2025
Shrisha Radhakrishna
[***]
Re: Amended Employment Offer
Dear Shrisha:
You and Opendoor Labs Inc., a Delaware corporation (the “Company”), are parties to an employment offer letter, dated September 10, 2024 (the “Original Agreement”), which sets forth certain terms of your employment with the Company. This letter (this “Amended Agreement”) amends and restates the Original Agreement in its entirety, effective as of the date set forth above (the “Amendment Date”), and provides for the terms of your continued employment in the position of President of the Company and Opendoor Technologies Inc. (“Parent”). You will also serve as interim principal executive officer (“Interim PEO”) of Parent. All terms herein are contingent on your execution of this Amended Agreement.
1.Employment. As President and Interim PEO, you will be responsible for performing such duties as are customarily associated with such position, and such other responsibilities consistent with your title, as may be assigned to you by the Board of Directors of Parent (the “Board”), to whom you will report. You acknowledge and agree that you shall automatically cease to serve as Interim PEO as of the effective date of the Board’s appointment of another individual as the principal executive officer or Chief Executive Officer of Parent, and, if so determined by the Board at such time, report to such individual. You further acknowledge and agree that neither of the foregoing events (you ceasing to serve as Interim PEO upon the appointment of another individual as the principal executive officer or Chief Executive Officer of Parent, and you reporting to such individual) shall, by themselves and absent another adverse change in your employment relationship, constitute Good Reason under the Severance Plan or any other written agreement with the Company or Parent.
You will continue to be employed on a full-time basis. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You will be based in the San Francisco Bay Area, you will work in person from our San Francisco, California office three days per week or otherwise in accordance with the Company’s standard policies with respect to in-office expectations for senior employees, and you will travel as reasonably required in connection with your duties when deemed necessary or requested by the Company from time to time. This is an exempt position.
2.Salary. Effective August 15, 2025, you will be paid a base salary at the annual rate of $700,000, to be paid in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation. The Company may change your base salary from time to time with reasonable advance notice, subject to the terms and conditions set forth herein.
3.Annual Bonus. In addition to your base salary, you will be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, an annual cash bonus, as approved from time to time by the Board or the Compensation Committee of Parent. Your target annual bonus opportunity will be 50% of your base salary actually paid for the year to which such annual bonus relates. Your actual annual bonus will be determined on the basis of such criteria established by the Board or Compensation Committee of Parent in accordance with the terms and conditions of any bonus plan adopted from time to time. Except as otherwise provided in the Severance Plan (as defined below), you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion. Notwithstanding the foregoing, your annual bonus for 2025 will be guaranteed in an aggregate amount equal to $500,000, subject to your continued employment through December 31, 2025.
4.Benefits. You will be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will be eligible for Company-paid holidays and paid time off in accordance with the Company’s policies. The Company may, from time to time, change these benefits in its discretion, provided that you shall be treated no less favorably than similarly situated employees. Additional information regarding these benefits is available for your review upon request.
5.Special Bonus. In connection with your appointment as President and Interim PEO, you will be entitled to receive a one-time cash bonus in the amount of $250,000, less taxes,

deductions, and withholdings, payable on or before the first regularly scheduled payroll date following the Amendment Date.
6.At-Will Employment; Severance. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined in the Severance Plan) and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
Notwithstanding the foregoing, you may be entitled to severance upon certain qualifying terminations of employment, as outlined in the Opendoor Technologies Inc. Executive Severance Plan (the “Severance Plan”). By signing this Amended Agreement and the Participation Agreement with respect to your participation in the Severance Plan, attached hereto as Attachment 1 (the “Participation Agreement”), you acknowledge your designation as a Tier 1 Executive (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan.
7.Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies. Any reimbursement of expenses or in-kind benefits payable under this Amended Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. The Company shall reimburse you for your reasonable attorneys’ fees and expenses incurred in connection with the review of this Amended Agreement, up to a maximum of $5,000, payable promptly upon the Company’s receipt of an applicable invoice.
8.Compliance with Confidentiality Information Agreement and Company Policies. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, in connection with your commencement of employment with the Company, you previously executed the Employee

Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”), a copy of which is attached hereto as Attachment 2, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time). The Company may modify, revoke, suspend or terminate any of the policies and/or procedures at any time, with or without notice.
Nothing in this Amended Agreement or the Confidentiality Agreement shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. In addition, you acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
9.Protection of Third-Party Information. By signing this Amended Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.
10.Outside Activities. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) and you may passively invest in hedge funds, mutual funds, private equity funds and similar funds. Nothing in this Amended Agreement shall prohibit or restrict you from managing your personal investments in companies that are not competitive with the Company or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, or conducting personal speaking or educational engagements, in each case provided such endeavors do not materially interfere with your obligations under this Amended Agreement. In addition, in the event that you wish to undertake any business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.
11.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this Amended Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of California, without giving effect to principles of conflicts of law.
(b)Entire Agreement. You acknowledge and agree that as of your execution of this Amended Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Amended Agreement. This Amended Agreement, together with the Confidentiality Agreement, the Indemnification Agreement (as defined below) and the documents governing any equity awards granted to you, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof, including the Original Agreement. No amendment or modification to this Amended Agreement shall be effective unless it is in writing and signed by an authorized officer of the Company and by you.
(c)Counterparts. This Amended Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.
(d)Successors and Assigns. This Amended Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company.
(e)Severability. If any provision of this Amended Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amended Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(f)Waiver. Any waiver of a breach of this Amended Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
(g)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Amended Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(h)Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), or if inapplicable, the California Arbitration Act, to the fullest extent permitted by law, by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this paragraph shall not apply to an action or claim brought in court that cannot be subject to mandatory arbitration as a matter of law, including without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California or in the county of your residence if it is not in the San Francisco Bay Area at the time of the commencement of an arbitration proceeding, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/ and will be provided to you upon request). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Amended Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate; provided, however, if you reside in California, the Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS)

in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Amended Agreement.
(i)Withholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.
(j)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s organizational documents, each as amended from time to time. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any online or electronic system that may be established and maintained by the Company, or a third party designated by the Company.

To indicate your acceptance of this Amended Agreement, please sign and date below and return this Amended Agreement to me.
Best regards,

OPENDOOR LABS INC.

By:    /s/ Michelle Oceguera-Garcia
Name:    Michelle Oceguera-Garcia
Title:    Vice President, Human Resources
Date:     August 26, 2025

ACCEPTED AND AGREED:

/s/ Shrisha Radhakrishna
Shrisha Radhakrishna
Date:    August 26, 2025

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